EXHIBIT 23.6

CONSENT - RESOURCE DEVELOPMENT ASSOCIATES INC.

In connection with the International Tower Hill Mines Ltd. Registration Statement on Form S-8, as filed with the Securities and Exchange Commission on April 9, 2024, and any amendments or supplements and/or exhibits thereto (collectively, the “Registration Statement”), the undersigned consents to:

(i)

the incorporation by reference of Chapters 4, 5, 6 ,7 ,8, 9, 11 and 20, and the relevant portions of Chapters 1, 22, 23, 24 and 25 of the technical report summary titled “Pre-feasibility Study of the Livengood Gold Project, Alaska, USA”, with an effective date of October 29, 2021, an original signature date of February 23, 2022, and an amended signature date of October 13, 2023 (the “TRS”), in the Registration Statement;

(ii)

the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with Chapters 4, 5, 6 ,7 ,8, 9, 11 and 20, and the relevant portions of Chapters 1, 22, 23, 24 and 25 of the TRS, in connection with the Registration Statement; and

(iii)

any extracts or summaries of Chapters 4, 5, 6 ,7 ,8, 9, 11 and 20, and the relevant portions of Chapters 1, 22, 23, 24 and 25 of the TRS incorporated by reference in the Registration Statement, and the use of any information derived, summarized, quoted or referenced from the Chapters 4, 5, 6 ,7 ,8, 9, 11 and 20, and the relevant portions of Chapters 1, 22, 23, 24 and 25 of the TRS, or portions thereof, that were prepared by us, that we supervised the preparation of, and/or that were reviewed and approved by us, that is incorporated by reference in the Registration Statement.

Dated:	April 9, 2024
By:	/s/ Resource Development Associates Inc.
Name:	Resource Development Associates Inc.